EXHIBIT 99.1


        April 14, 2004


        For media inquiries:                For financial inquiries:
        Katherine Taylor                    John Hecht
        Investor Relations Manager          Chief Financial Officer
        815-961-7164                        815-961-2787

               AMCORE FINANCIAL, INC. REPORTS 1ST QUARTER EARNINGS

                                  Flash Results

                  (Numbers in Thousands, Except Per Share Data)
                      1st quarter 2004   1st quarter 2003   4th quarter 2003
      Net Revenues         $55,465            $63,947            $55,138
      Net Income           $10,018            $10,721            $ 9,876
      Diluted Shares        25,500             24,936             25,282
      Diluted EPS            $0.39              $0.43              $0.39

     ROCKFORD, IL -- AMCORE Financial, Inc. (Nasdaq: AMFI) reported diluted earnings per share of $0.39 for first quarter 2004, a $0.04 decrease, compared to $0.43 per diluted share in first quarter 2003. The decrease was due, in part, to expected higher branch expansion expenses and a $10.7 million pre-tax gain on the sale of six Wisconsin branches and the sale of indirect automobile loans in the prior year period. Net income in the first quarter of 2004 was $10.0 million, a seven percent decrease from the $10.7 million in the prior-year period.

     "We are in the heart of our branch expansion program," said Kenneth E. Edge, Chairman, President and CEO of AMCORE. "As previously announced, we expected the first and second quarters of 2004 to reflect the heaviest dilution as new branches were added and branches open six months or less had not yet reached profitability. By year-end, we expect to add and/or upgrade 10 branches. Also important, our four key initiatives are continuing to make progress. During the first quarter, deposits grew, loan quality improved, asset management revenues showed signs of improvement and branch expansion continued on target."

     Highlights
     ----------

o Net interest income increased eight percent to $37.3 million from $34.5 million a year ago. The net interest margin increased nine basis points to
     3.65 percent in first quarter 2004 from 3.56 percent during the same period in 2003.

o Asset quality continued to improve with net charge-offs decreasing 51 percent, non-performing loans decreasing 21 percent and the allowance to non-accrual loans increasing to 151 percent when compared to 110 percent in first quarter 2003.

o Non-interest income decreased $11.3 million from first quarter 2003. First quarter 2003 included a $10.7 million pre-tax gain on the sale of six Wisconsin branches and the sale of indirect automobile loans.

o Average loan balances grew four percent from a year ago, despite the sale of $106 million in indirect automobile loans and the sale of six Wisconsin branches that included the transfer of $48 million in loans in March 2003.

o Average Bank issued deposits increased eight percent compared to the first quarter 2003 despite $125 million of deposits transferred in the Wisconsin branch sales.

o Operating expenses increased $396,000 or one percent from a year ago due to the opening of 13 branches during the last twelve months.

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o    The total earnings impact of the branching strategy was a decrease of $0.04 per share for the quarter, compared to a $0.02 decrease in first quarter 2003.

     First Quarter Results
     ---------------------

     Net interest income in first quarter 2004 grew eight percent from a year ago, or $2.8 million, due to strong loan growth and a 24 percent decrease in funding costs. The net interest margin increased to 3.65 percent, a nine basis point increase from 3.56 percent during the same quarter a year ago and increased three basis points from fourth quarter 2003. "In addition to increasing deposits, we worked very hard and made headway in improving our deposit mix, and in turn, lowered our funding costs," said Edge. "Both our margin and net interest income reflect the success of these efforts."

     Provision for loan losses decreased $7.9 million compared to first quarter 2003. Total non-performing loans decreased 21 percent from the same period a year ago while net charge-offs decreased 51 percent to $3.3 million in first quarter 2004.

     Average loans rose $122 million to $3 billion, a four percent increase from first quarter 2003. The growth came from average increases of $226 million in commercial lending driven by AMCORE's expansion in Chicago suburban and Madison area markets. Partially offsetting AMCORE's commercial loan growth was a $68 million, or 15 percent, average decline in 1-to-4 family real estate loans. The high level of refinancing activity during the first quarter 2003 slowed somewhat in first quarter 2004 and is expected to remain at lower levels compared to the previous year. Consumer loan balances also declined $36 million or six percent, which was due to the indirect auto loan sales in first quarter 2003.

     The growth in average loan balances occurred even with the sale of $106 million in indirect automobile loans and the transfer of $48 million in loans associated with the sale of six Wisconsin branches in March 2003. "AMCORE's new branches are generating strong loan growth," said Edge. "Mid-size businesses value personal attention and the depth of business products and personal financial services we provide."

     Average bank issued deposits grew to nearly $3.0 billion, an increase of 8 percent, or $226 million, compared to a year ago. "We have made significant progress in growing deposits, especially transactional accounts, which has been one of our key initiatives for the past two years and will continue as a major strategy in 2004," said Edge. "We believe low cost transaction deposits are the most economical means to support our branch expansion. They also have decreased our funding costs, which has had a positive impact on our net interest margin."

     Total non-interest income decreased $11.3 million, compared to the same period a year ago. The decrease was primarily related to the $8.2 million pre-tax gain on the sale of six Wisconsin branches and a $2.5 million pre-tax gain on the sale of indirect automobile loans, which occurred in first quarter 2003. Company owned life insurance increased 22 percent due to increases in cash surrender values and net death benefits. Security gains of $1.9 million were recognized during first quarter 2004, a $1.6 million increase over the prior year period.

     Trust and asset management revenues decreased $222,000, or four percent, to $5.5 million in first quarter 2004. However, when compared to the previous quarter, trust and asset management revenues were up modestly. Assets under administration totaled $4.3 billion as of the end of the quarter compared to $4.4 billion a year ago. "Increasing asset management revenues is a key initiative for us in 2004 and the changes we put in place in 2003 are beginning to show results," said Edge.

     Mortgage revenues decreased 93 percent, or $3.7 million, during the first quarter 2004 compared to the same period year ago. Part of the reduction in revenues relates to an impairment of mortgage serving rights of $1.7 million, during first quarter 2004. Mortgage applications totaled $201 million in first quarter 2004 compared to $313 million during the same quarter a year ago. Mortgage closings totaled $98 million in first quarter 2004, a 52 percent decrease from the $205 million in first quarter 2003. Of total first quarter closings, 56 percent were due to refinancing compared to 82 percent a year ago. "We expected our mortgage volume to decrease as refinancing volume began to slow, however, refinancing activities picked up again in March 2004, causing a surge in applications late in the quarter," said Edge. "Revenues should reflect an increase from first quarter 2004 levels as these mortgage loans close in the second quarter."

     Total operating expenses increased one percent, or $396,000, in first quarter 2004 from a year ago despite the opening of 13 branches since March 2003. The prior year period included a $1.6 million pre-tax charge related to

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the prepayment of Federal Home Loan Bank advances. "We have made progress containing our expenses," said Edge. "One area where we have seen significant savings has been in our data processing, which saw a 67 percent reduction in costs due to our conversion and in-sourcing of our core data processing systems."

     Personnel costs increased 13% over the same quarter a year ago. The largest component of personnel costs is salaries and wages, which increased $2.0 million during the first quarter 2004 over the same period a year ago. The increase can be primarily attributed to the branch expansion. Employee benefits also increased in the first quarter of 2004, compared to the same quarter in 2003, due to higher payroll taxes and employee health costs.

     Asset Quality & Reserves
     ------------------------

     Total non-accrual loans decreased 20 percent, or $7.2 million, from March 31, 2003 and decreased $2.9 million, or nine percent, from December 31, 2003. Loans 90 days past due and still accruing interest decreased 27 percent, or $1.7 million, from March 31, 2003, but increased nearly $1.4 million from December 31, 2003. The comparison of total non-performing assets to total assets was 0.86 percent at March 31, 2004 down from 1.08 percent at March 31, 2003 and 0.91 percent at December 31, 2003.

     Net charge-offs were $3.3 million, a decrease of 51 percent, or $3.5 million, from first quarter 2003 and a decrease of 10 percent, or $377,000, from fourth quarter 2003. Net charge-offs were 44 basis points of average loans on an annualized basis during first quarter 2004 compared to 95 basis points for first quarter 2003 and 50 basis points for fourth quarter 2003.

     Total non-accrual loans as a percentage of loans decreased to 0.94 percent at March 31, 2004 from 1.27 percent at March 31, 2003 and 1.06 percent at December 31, 2003. The allowance for loan losses, as a percentage of ending loans, was 1.43 percent at March 31, 2004 compared to 1.40 percent at March 31, 2003 and 1.41 percent at December 31, 2003. The allowance to non-accrual loans ratio was 151 percent at March 31, 2004 compared to 110 percent at March 31, 2003 and 133 percent at December 31, 2003.

     "Improving our credit quality is part of our quality loan growth initiative," said Edge. "In 2003, we expanded our workout and collection staffs enabling us to identify and quickly address deteriorating credits to limit further erosion of value. The results are evident in the decrease in non-performing loans and net charge-offs we have experienced for two consecutive quarters."

     Branching Update
     ----------------

     AMCORE will open and/or upgrade 10 offices in 2004 including one limited branch office (LBO) in Gurnee, IL, and a full-service facility in Freeport, IL, during the first quarter; three full service facilities in the Illinois communities of Elgin, Naperville and Peru in the second quarter; an LBO in Lake Zurich, IL, and a full-service facility in Schaumburg, IL, in the third quarter, and three full service facilities in the Illinois communities of Aurora, Carol Stream and Morton Grove in the fourth quarter. As a result of upgrades to new facilities, four LBOs and two in-store branches will close during the year when the new branches open.

     "Much of our focus during the year will be upgrading profitable LBOs and in-store branches into full service facilities," said Edge. "The incremental costs in this process frequently include the termination of lease agreements and other one-time costs such as the acceleration or write-off of leasehold improvements, which we anticipate will add to our branch expansion costs through second quarter 2004."

     The impact of the branching strategy in first quarter 2004 was dilution of $0.04 per share compared to dilution of $0.02 cents per share during the same quarter a year ago. "We still expect costs to initially outpace net revenues through the third quarter of 2004 and anticipate the branching impact on earnings per share for the full-year in 2004 will be dilution in the range of $0.04 to $0.08 per share. However, in 2005, we expect the branch expansion program will become accretive to earnings per share in the range of $0.10 to $0.15 per share."

     The branch expansion strategy has increased AMCORE's presence in key high-growth markets and is expected to increase revenue growth rates beyond historic levels. The 16 new branches opened since April 2001 contributed total loans of $614 million and total deposits of $304 million at March 31, 2004. Same store contributions, which include new branches opened as of March 31, 2003 (a year ago), were $563 million in loans and $207 million in deposits.

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     By 2006, AMCORE will have added 24 new offices since the beginning of the initiative in 2001. Total offices by the end of 2006 will number 74, two-thirds of which will be located in markets, which we believe exhibit characteristics of higher growth. (See chart for details.)

                                                 AMCORE Branch Expansion Plans
--------------------------------------------------------------------------------------------------------------------
             Strategy                   LBO*        Full Serv.        In-store     Branch Expansion  Total Locations
             --------                   ----        ----------        --------     ----------------  ---------------
--------------------------------------------------------------------------------------------------------------------
2001                                                                                                       64**
- Sold branches                                                                                            (7)
+ New branches                            1              1               0                2                 2
- Closed, moved to new facility           0              0               0                0                 0
Cumulative total                          1              1               0                2                59
--------------------------------------------------------------------------------------------------------------------
2002
+ New branches                            4              3               0                7                 7
- Closed, moved to new facility          (1)            (1)              0               (2)               (2)
Cumulative total                          4              3               0                7                64
--------------------------------------------------------------------------------------------------------------------
2003
- Sold branches                                                                                            (6)
- Closed in-store                                                                                          (1)
+ New branches                            4              7               0                11               11
- Closed, moved to new facility          (1)            (1)             (2)               (4)              (4)
Cumulative total                          7              9              (2)               14               64
--------------------------------------------------------------------------------------------------------------------
2004 Projected
+ New branches                            2              8               0                10               10
- Closed, moved to new facility          (4)             0              (2)               (6)              (6)
Cumulative total                          5             17              (4)               18               68
--------------------------------------------------------------------------------------------------------------------
2005 Projected
+ New branches                            2              7               0                 9                9
 - Closed, moved to new facility         (3)             0               0                (3)              (3)
Cumulative total                          4             24              (4)               24               74
--------------------------------------------------------------------------------------------------------------------
2006 Projected
+ New branches                            0              1               0                 1                1
- Closed, moved to new facility          (1)             0               0                (1)              (1)
Cumulative total                          3             25              (4)               24               74
--------------------------------------------------------------------------------------------------------------------

    *  LBO is a limited branch office.
    ** Includes asset management location in Des Moines

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     AMCORE Financial, Inc. is headquartered in Northern Illinois and has banking assets of $4.6 billion and investment assets under administration of $4.3 billion with 65 locations in Illinois, Wisconsin and Iowa.

     AMCORE provides a full range of consumer and commercial banking services, a variety of mortgage lending products and investment services including trust, brokerage, asset management, mutual fund administration, employee benefit plan record keeping and is the investment advisor for the Vintage family of mutual funds.

     This news release contains, and our periodic filings with the Securities and Exchange Commission and written or oral statements made by the Company's officers and directors to the press, potential investors, securities analysts and others will contain, forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbors created thereby with respect to, among other things, the financial condition, results of operations, plans, objectives, future performance and business of AMCORE. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. These statements are based upon beliefs and assumptions of AMCORE's management and on information currently available to such management. The use of the words "believe", "expect", "anticipate", "plan", "estimate", "should", "may", "will" or similar expressions identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and AMCORE undertakes no obligation to update publicly any forward-looking statements in light of new information or future events.

     Contemplated, projected, forecasted or estimated results in such forward-looking statements involve certain inherent risks and uncertainties. A number of factors - many of which are beyond the ability of the Company to control or predict - could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following possibilities: (I) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the formation of new products by new or existing competitors; (II) adverse state, local and federal legislation and regulation; (III) failure to obtain new customers and retain existing customers; (IV) inability to carry out marketing and/or expansion plans; (V) ability to attract and retain key executives or personnel; (VI) changes in interest rates including the effect of prepayment;
(VII) general economic and business conditions which are less favorable than expected; (VIII) equity and fixed income market fluctuations; (IX) unanticipated changes in industry trends; (X) unanticipated changes in credit quality and risk factors; (XI) success in gaining regulatory approvals when required; (XII) changes in Federal Reserve Board monetary policies; (XIII) unexpected outcomes on existing or new litigation in which AMCORE, its subsidiaries, officers, directors or employees are named defendants; (XIV) technological changes; (XV) changes in accounting principles generally accepted in the United States of America; (XVI) changes in assumptions or conditions affecting the application of "critical accounting estimates"; (XVII) inability of third-party vendors to perform critical services for the company or its customers; and (XVIII) disruption of operations caused by the conversion and installation of data processing systems.

     AMCORE common stock is listed on The NASDAQ Stock Market under the symbol "AMFI." Further information about AMCORE Financial, Inc. can be found at the company's website at www.AMCORE.com.



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                                                                          5 of 5
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
                                                 AMCORE Financial, Inc.
                                           CONSOLIDATED FINANCIAL SUMMARY
                                                      (Unaudited)

                                         ------------------------------------------------------------------
($ in 000's, except per share data)      1st Qtr.   4th Qtr.   3rd Qtr.   2nd Qtr.   1st Qtr.    1Q '04/'03
               SHARE DATA                  2004       2003       2003       2003       2003      Incr(Decr)
                                         ------------------------------------------------------------------
Diluted earnings                         $  0.39    $  0.39    $  0.47    $  0.45    $   0.43        (9%)

Cash dividends                           $  0.17    $  0.17    $  0.17    $  0.16    $   0.16         6%

Book value                               $ 15.34    $ 14.98    $ 14.81    $ 14.79    $  14.56         5%

Average diluted shares outstanding        25,500     25,282     25,100     25,054     24,936          2%

            INCOME STATEMENT

Net interest income                      $37,288    $36,053    $33,025    $35,093    $34,516          8%

Provision for loan losses                  4,675      3,295      4,318      4,729     12,575        (63%)

Non-interest income:
   Trust & asset management                5,516      5,490      5,619      5,677      5,738         (4%)
   Service charges on deposits             4,403      4,824      4,751      4,638      4,398          0%
   Mortgage revenues                         263      2,072      8,053      3,435      3,998        (93%)
   Company owned life insurance            2,169      1,793      1,753      1,693      1,783         22%
   Gain on sale of loans/branches            612         --         --         --     10,699        N/A
   Net security gains                      1,914      2,090         --      2,012        273        601%
   Other                                   3,300      2,816      2,785      3,056      2,542         30%
                                         ------------------------------------------------------------------
Total non-interest income                 18,177     19,085     22,961     20,511     29,431        (38%)

Operating expenses:
   Personnel costs                        23,074     23,573     20,591     19,900     20,491         13%
   Net occupancy and equipment             4,963      5,108      4,624      4,062      4,588          8%
   Data processing                           584        549      1,122      1,635      1,790        (67%)
   Professional fees                       1,242      1,180      1,134      1,207      1,062         17%
   Advertising & business development      1,514      1,681      1,331      1,357      1,423          6%
   Communication expense                   1,126      1,288      1,174      1,030      1,201         (6%)
   Other                                   4,896      5,198      5,206      6,195      6,448        (24%)
                                         ------------------------------------------------------------------
Total operating expenses                  37,399     38,577     35,182     35,386     37,003          1%
                                         ------------------------------------------------------------------

Income before income taxes                13,391     13,266     16,486     15,489     14,369         (7%)
   Income taxes                            3,373      3,390      4,806      4,262      3,648         (8%)
                                         ------------------------------------------------------------------
Net income                               $10,018    $ 9,876    $11,680    $11,227    $10,721         (7%)
                                         ==================================================================

                                         ----------------------------------------------------------------------------------------
                                                  1st Qtr.      4th Qtr.     3rd Qtr.     2nd Qtr.     1st Qtr.       Basis Point
           KEY RATIOS AND DATA                      2004          2003         2003         2003         2003            Change
                                         ----------------------------------------------------------------------------------------
Net interest margin (FTE)                           3.65%        3.62%         3.33%        3.63%        3.56%               9

Return on average assets                            0.88%        0.88%         1.04%        1.03%        0.98%             (10)
Return on average equity                           10.50%       10.57%        12.70%       12.33%       12.01%            (151)
Efficiency Ratio                                   67.43%       69.96%        62.84%       63.64%       57.87%             956
Equity/assets (end of period)                       8.36%        8.27%         8.36%        8.19%        8.27%               9

Allowance to loans (end of period)                  1.43%        1.41%         1.46%        1.46%        1.40%               3
Allowance to non-accrual loans                    151.21%      132.98%       123.79%      146.55%      110.11%           4,110
Non-accrual loans to loans                          0.94%        1.06%         1.18%        1.00%        1.27%             (33)
Non-performing assets to total assets               0.86%        0.91%         1.06%        0.98%        1.08%             (22)

Total assets under administration (in millions)   $ 4,343      $ 4,284       $ 4,387      $ 4,491      $ 4,386             (1%)
Mortgage loans closed  (in millions)                 $ 98         $ 89         $ 307        $ 293        $ 205            (52%)
FTE adjustment (in thousands)                     $ 1,037      $ 1,130       $ 1,193      $ 1,405      $ 1,527            (32%)

AMCORE Financial, Inc.
(Unaudited)

                                           ----------------------------------------------------------------------------------------
($ in 000's)                               1st Qtr.      4th Qtr.     3rd Qtr.      2nd Qtr.     1st Qtr.    1Q '04/'03    Ending
          AVERAGE BALANCE SHEET              2004          2003         2003          2003         2003      Incr(Decr)   Balances
                                           ----------------------------------------------------------------------------------------
Assets:
Investment securities                      $ 1,152,054  $ 1,099,910   $ 1,062,464  $ 1,069,834  $ 1,108,334       4%     $1,161,886
Short-term investments                           7,697       13,512        43,182       18,080        8,415      (9%)        10,310
Loans held for sale                             25,969       23,790        90,862       75,447       53,843     (52%)        40,369
   Commercial                                  731,230      725,345       737,687      758,242      759,934      (4%)       755,727
   Commercial real estate                    1,369,631    1,278,552     1,205,728    1,165,968    1,115,425      23%      1,374,131
   Residential real estate                     372,602      377,263       384,463      401,564      440,192     (15%)       367,568
   Consumer                                    550,211      574,262       563,397      534,234      586,261      (6%)       545,240
                                           ----------------------------------------------------------------------------------------
Total loans                                $ 3,023,674    2,955,422     2,891,275    2,860,008    2,901,812       4%      3,042,666
Allowance for loan losses                      (43,397)     (43,978)      (43,166)     (41,358)     (35,001)     24%        (43,475)
Other non-earning assets                       399,012      396,257       394,935      390,820      403,172      (1%)       407,280
                                           ----------------------------------------------------------------------------------------
Total assets                               $ 4,565,009  $ 4,444,913   $ 4,439,552  $ 4,372,831  $ 4,440,575       3%     $4,619,036
                                           ========================================================================================

Liabilities and Stockholders' Equity:
   Non-interest bearing deposits             $ 420,742    $ 425,418     $ 409,540    $ 388,230    $ 370,132      14%      $ 435,353
   Interest-bearing demand and savings       1,454,893    1,395,518     1,326,271    1,186,776    1,124,422      29%      1,461,981
   Time deposits                             1,090,754    1,137,796     1,179,649    1,182,922    1,246,212     (12%)     1,109,085
                                           ----------------------------------------------------------------------------------------
Total Bank issued deposits                 $ 2,966,389    2,958,732     2,915,460    2,757,928    2,740,766       8%      3,006,419
                                           ----------------------------------------------------------------------------------------
Wholesale deposits                             447,091      385,494       458,814      534,136      553,767     (19%)       449,066
Short-term borrowings                          524,159      460,061       419,447      439,717      514,470       2%        524,004
Long-term borrowings                           183,515      205,369       196,135      188,857      184,835      (1%)       186,907
Other liabilities                               60,077       64,687        84,801       87,008       84,715     (29%)        66,490
                                           ----------------------------------------------------------------------------------------
Total liabilities                          $ 4,181,231  $ 4,074,343     4,074,657    4,007,646    4,078,553       3%      4,232,886
                                           ----------------------------------------------------------------------------------------
Stockholders' Equity                           372,055      361,691       353,295      345,184      340,073       9%        372,656
Other Comprehensive Income                      11,723        8,879        11,600       20,001       21,949     (47%)        13,494
                                           ----------------------------------------------------------------------------------------
Total Stockholders' Equity                     383,778      370,570       364,895      365,185      362,022       6%        386,150
                                           ----------------------------------------------------------------------------------------
Total Liabilities & Stockholders' Equity   $ 4,565,009  $ 4,444,913   $ 4,439,552  $ 4,372,831  $ 4,440,575       3%     $4,619,036
                                           ========================================================================================

             CREDIT QUALITY
Ending allowance for loan losses              $ 43,475     $ 42,115      $ 42,512     $ 42,154     $ 39,600      10%
Net charge-offs                                  3,315        3,692         3,960        2,175        6,782     (51%)
Net charge-offs to avg loans (annualized)        0.44%        0.50%         0.54%        0.30%        0.95%
Non-performing assets:
   Non-accrual loans                          $ 28,751     $ 31,671      $ 34,343     $ 28,764     $ 35,963     (20%)
   Loans 90 days past due & still accruing       4,665        3,304         6,260       10,491        6,362     (27%)
                                           --------------------------------------------------------------------------
       Total non-performing loans               33,416       34,975        40,603       39,255       42,325     (21%)
   Foreclosed real estate                        5,223        4,433         5,098        3,604        3,248      61%
   Other foreclosed assets                       1,111        1,989           921        1,153        1,614     (31%)
                                           --------------------------------------------------------------------------
      Total non-performing assets             $ 39,750     $ 41,397      $ 46,622     $ 44,012     $ 47,187     (16%)
                                           ==========================================================================

         YIELD AND RATE ANALYSIS
Assets:
Investment securities (FTE)                      4.70%        4.72%         4.37%        4.98%        5.27%
Short-term investments                           0.99%        0.86%         0.92%        1.04%        1.06%
Loans held for sale                             11.00%        8.59%         7.01%        8.65%        8.71%
   Commercial                                    5.58%        5.46%         5.59%        5.91%        5.85%
   Commercial real estate                        5.34%        5.42%         5.52%        5.80%        5.97%
   Residential real estate                       5.79%        5.93%         6.05%        6.42%        6.54%
   Consumer                                      6.87%        7.19%         6.87%        7.61%        7.57%
                                           -----------------------------------------------------------------
Total loans (FTE)                                5.73%        5.84%         5.87%        6.25%        6.35%
                                           -----------------------------------------------------------------
Total interest-earning assets (FTE)              5.47%        5.54%         5.46%        5.94%        6.07%
                                           =================================================================
Liabilities:
   Interest-bearing demand and savings           0.91%        0.95%         0.90%        0.93%        0.87%
   Time deposits                                 2.70%        2.97%         3.18%        3.41%        3.82%
                                           -----------------------------------------------------------------
Total Bank issued deposits                       1.67%        1.86%         1.98%        2.17%        2.42%
                                           -----------------------------------------------------------------
Wholesale deposits                               3.01%        3.41%         3.75%        3.69%        3.76%
Short-term borrowings                            2.09%        2.02%         2.22%        2.48%        2.50%
Long-term borrowings                             5.25%        4.45%         5.47%        5.68%        6.10%
                                           -----------------------------------------------------------------
Total interest-bearing liabilities               2.07%        2.19%         2.42%        2.63%        2.82%
                                           =================================================================
Net interest spread                              3.40%        3.35%         3.04%        3.31%        3.25%
Net interest margin (FTE)                        3.65%        3.62%         3.33%        3.63%        3.56%
                                           =================================================================